Exhibit 99.1

FOR IMMEDIATE RELEASE

Storm Cat Energy Corporation
1125 17th Street, Suite 2310
Denver, Colorado 80202

Company Contact:
J. Scott Zimmerman, President and CEO
Paul Wiesner, Chief Financial Officer
87-STORMCAT
www.stormcatenergy.com

STORM CAT ENERGY COMPLETES POWDER RIVER BASIN ACQUISITION

Denver, Colorado, and Calgary, Alberta, August 30, 2006 - Storm Cat Energy Corporation (AMEX: SCU, TSX: SME) today announced it has successfully closed the purchase of approximately 25,200 gross acres (17,000 net acres) in the Powder River Basin for approximately U.S.$30.7 million in cash. The producing property, reserves and undeveloped leasehold, located in and around Storm Cat’s core Powder River Basin coalbed methane operating area, allows the Company to capitalize on economies of scale and operating efficiencies. The acreage is approximately 81% undeveloped and 90% of the acreage is located on U.S. federal lands. The effective date of the transaction is July 1, 2006.

Storm Cat is acquiring approximately 10.2 Bcf of proved reserves, 9.6 Bcf of probable reserves and 7.8 Bcf of possible reserves. Pro forma for the acquisition, Storm Cat will have approximately 19.8 Bcf of proved reserves, 13.8 Bcf of probable reserves and 7.9 Bcf of possible reserves. Storm Cat’s reserve quantity estimations were evaluated by Netherland Sewell & Associates (NSAI), a Dallas-based, independent reservoir engineering firm.

DENVER, COLORADO 1125 17th St. Suite 2310 | Denver, Colorado, USA 80202 | Tel (303) 991-5070 Fax (303) 991-5075
CALGARY, ALBERTA Suite 200, 209—8th Avenue | Calgary, Alberta, Canada T2P 1B8 | Tel (403) 451-5070 Fax (403) 451-5075
MONGOLIA  Suite 21, P.M. Amar’s Street 2 | Tavan Bogd Plaza, Sukhbaatar District | Ulaanbaatar, Mongolia | Tel 976-11-33-0464

Gas production from the acquired properties is approximately 6,600 Mcf/d, (approximately 3,000 Mcf/d net), of natural gas from 64 producing CBNG (coal bed natural gas) wells, 46 of which will be operated by Storm Cat.

J. Scott Zimmerman, President and Chief Executive Officer commented, ”Today’s Powder River Basin acquisition represents a major increase in the Company’s reserve and production capabilities in the basin. Given the close proximity to our current Powder River CBNG operations, we view this as a strategic fit to our asset base. Additionally, these properties can be developed using the multi-seam completion technique that provides for increased recovery and reduced finding and development costs, ultimately maximizing the value of the asset. We are excited about the potential opportunities this property presents for the Company and its shareholders.”

The proceeds from a recently completed $15 million secured mezzanine facility as well as funds from the Company’s $250 million revolving credit facility were used to fund the acquisition.

By Order of the Board of Directors
Storm Cat Energy Corporation

J. Scott Zimmerman
President and Chief Executive Officer

About Storm Cat Energy Corporation

Storm Cat Energy is an independent oil and gas Company focused on the pursuit, exploration and development of large unconventional gas reserves from fractured shales, coal beds and tight sand formations. The Company has producing properties in Wyoming's Powder River Basin, exploration and development acreage in Canada and Alaska. The Company's shares trade on the American Stock Exchange under the symbol "SCU" and in Canada on the Toronto Stock Exchange under the symbol "SME."

Forward-Looking Statements

This press release contains certain “forward-looking statements”, as defined in the United States Private Securities Litigation Reform Act of 1995 relating to matters such as the Company’s drilling and other exploration plans and projected well economics. Forward-looking statements are statements that are not historical facts; they are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ”projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. Forward-looking statements are based on the beliefs, estimates and opinions of Storm Cat’s management on the date the statements are made; including production and reserve estimates, and potential benefits to Storm Cat of such acquisitions, and they involve a number of risks and uncertainties. Consequently, there can be no assurances that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Storm Cat undertakes no obligation to update these forward-looking statements if management’s beliefs, estimates or opinions, or other factors, should change. Factors that could cause future results to differ materially from those anticipated in these forward-looking statements include, but are not limited to receipt of necessary approval from regulatory bodies, the failure to achieve the anticipated benefits of the acquisition, the failure to close the acquisition, the volatility of natural gas prices, the possibility that exploration efforts will not yield economically recoverable quantities of gas, accidents and other risks associated with gas exploration and development operations, the risk that the Company will encounter unanticipated geological factors, the Company’s need for and ability to obtain additional financing, the possibility that the Company may not be able to secure permitting and other governmental clearances necessary to carry out the Company’s exploration and development plans, and the other risk factors discussed in greater detail in the Company’s various filings on SEDAR (www.sedar.com) with Canadian securities regulators and its filings with the U.S. Securities and Exchange Commission, including the Company’s Form 20-F for the fiscal year ended December 31, 2005.

NO STOCK EXCHANGE HAS REVIEWED OR ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS NEWS RELEASE.

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